Exhibit 99.1

                      AT&T Publicly Files TCI Merger Proxy;
                Expects to Begin Mailing to Shareowners Shortly;
              Announces Plans for Stock Repurchase and Stock Split

FOR RELEASE: Friday, January 8, 1999

         NEW YORK - AT&T said today that it has publicly filed the TCI merger proxy with the Securities and Exchange Commission and is awaiting SEC clearance to begin mailing copies to its shareowners. The proxy mailing is in preparation for a special shareowner meeting the company expects to hold on February 17, 1999, at the Meadowlands Exposition Center in Secaucus, N. J., to vote on the merger. To win approval, more than 50 percent of AT&T's outstanding common shares must be voted in favor of the proposed merger.

         "As we begin the New Year, AT&T and TCI are right on track with our ambitious timetable for the pending merger," said AT&T Chairman C. Michael Armstrong. "We expect to complete the merger in the first quarter of 1999, presuming shareholder and regulatory approvals."

         Armstrong also said AT&T's Board of Directors has authorized the repurchase of up to $4 billion of AT&T common stock. The company intends to repurchase shares from time to time prior to the closing of the TCI merger through an open market share repurchase program. It will reissue the repurchased shares as part of the shares to be issued for TCI. Purchases may not commence immediately and will be subject to market conditions and SEC regulations, which could limit the actual number purchased.

         "In addition, the Board has announced its intention, following the completion of the TCI merger, to declare a three-for-two stock split of the company's common stock," Armstrong said. "This split further demonstrates our confidence in AT&T's continued growth. As the country's most widely-held stock, it will ensure that each share is affordably priced."

         In  a  three-for-two   split,   AT&T's  shareowners  would  receive
an additional share of stock for every two shares they own on the record date of the split.

         Finally, the company also reported that it will not create a consumer services tracking stock at this time in order to focus on fully integrating its acquisitions.

         "The acquisitions and investments we've made over the last year will transform AT&T from a company dominated by a single product line - long distance voice - into the leader in a new generation of advanced communications, information and video services," said Armstrong. "But we have to be able to fully integrate these assets to deliver their true value to our customers. That's why we have decided to consolidate our acquisitions before considering the creation of a tracking stock. We believe that's in the best interests of our customers and our shareowners."

         John C. Malone, Chairman of Tele-Communications, Inc., who will become a director of AT&T and one of its largest shareowners following the TCI merger, agreed. "Under Mike Armstrong's stewardship, AT&T represents a unique set of complementary assets," he said. "Making sure these assets are operationally integrated before adding the complications of a separate tracking stock is the right thing to do. I am personally extremely pleased with this decision, as is the TCI Board, and I am confident that TCI's shareholders will agree."

         In addition, AT&T said it would further report results by segment so investors can evaluate each part of the business against similar businesses in the industry and understand the company's "sum of the parts" value.

         As part of the TCI merger, AT&T reiterated plans to issue a separate tracking stock, called Liberty Media Group tracking stock, to holders of TCI's programming and ventures arms (the Liberty Media Group and TCI Ventures Group) to continue such holders' economic interests in the units now represented by those shares. The Liberty Media Group's business will be separately managed and will not be consolidated with the assets of the other AT&T groups.